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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-118948) and related prospectus of Chiron Corporation for the registration of $385,000,000 of 2 3/4% Convertible Debentures due 2034 and 5,746,279 shares of common stock initially issuable upon conversion of the debentures and to the incorporation by reference therein of our report dated January 26, 2004, with respect to the 2002 and 2003 consolidated financial statements and schedule of Chiron Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                              /s/ Ernst & Young LLP

Palo Alto, California
December 6, 2004

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  Exhibit 23.1